EXHIBIT 99.1

July 24, 2008

To Our Members:

Announcement regarding future redemptions of activity-based capital stock purchases

Our regulator, the Federal Housing Finance Board and the Federal Home Loan Bank of Chicago (FHLBC) Board of Directors have agreed to an amendment to last year's Consent Order that allows our members to redeem new incremental purchases of capital stock tied to increased levels of borrowing through advances.

Effective today, members that purchase activity-based stock to support new advances can redeem that stock once those advances mature or are repaid, subject to certain limitations in the amendment as discussed in the Form 8-K attached to this letter.

If you currently would like to borrow more through advances and do not own any excess capital stock, but have hesitated to purchase more FHLBC capital stock subject to the requirements of the Consent Order, you can now increase your borrowings with the knowledge that your capital stock level can return to its current level after the repayment of future advances.

This amendment does not permit the redemption of existing excess stock. Members with excess stock that utilize that stock for new advances will not be able to redeem that stock when those advances mature or are prepaid.

The amendment to the Consent Order states that "...the Finance Board believes that the expanded growth of the advances portfolio could contribute to the long-term stability of the Bank and benefit all members by allowing the Bank to increase its current and retained earnings, which could in turn facilitate dealing with other challenges." We agree with this assessment and believe it will support our efforts to return the Bank to profitability.

Under the terms of the amended Consent Order, any future change to the Bank's authority to redeem this activity-based stock would not retroactively apply to this category of stock purchase. The incremental activity-based stock purchased today or going forward could be redeemed.

We are pleased that the Finance Board has taken this action, and view it as an essential step toward achieving full liquidity for our members through the conversion of our capital stock under a capital plan. This amendment provides liquidity to new activity-based investments, which will be very important to many of you. We will be providing more details on the process for the redemption of new excess stock within a few days.

We look forward to sharing news of our progress with you. Many of you have responded to our Regional Meetings survey and are interested in attending meetings in the fall. We will announce the locations and timing of those meetings in the coming weeks.

As always, if you have questions, or if we may be of assistance in any way, please let us know.

Best regards,

/s/ Matthew R. Feldman

Matthew R. Feldman

President and CEO